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EMPLOYMENT AGREEMENT EXECUTED IN MONTREAL, QUEBEC, ON FEBRUARY 2, 2001





BETWEEN: TOUCHTUNES DIGITAL JUKEBOX INC., a corporation incorporated under the CANADA BUSINESS CORPORATIONS ACT, having its head office at Three Commerce Place, 4th floor, Nuns' Island, Verdun, Province of Quebec H3E 1H7;


                                             (hereinafter referred to as the
                                             "Corporation")

ET : MR. FRANCOIS PLAMONDON, 4450 Sherbrooke Street West #21, Westmount, Province of Quebec
                                             H3Z 1E6;


                                             (hereinafter referred to as the
                                             "Executive")



IT IS AGREED AS FOLLOWS:


         WHEREAS the Corporation wishes to retain the services of the Executive to provide the services hereinafter described during the term hereinafter set out;


         NOW THEREFORE THIS AGREEMENT WITNESS that in consideration of the mutual covenants and agreements here contained and for other good and valuable consideration, the parties agree as follows:

1        TERM

1.1 The Corporation shall employ the Executive for an indefinite term, such employment having commenced on December 15, 1999 and the Executive having assumed the full scope of his responsibilities on January 4, 2000.

2        DUTIES

2.1 The Executive shall serve, effective January 4, 2000, the Corporation and any affiliates of the Corporation in such capacity or capacities and shall perform such duties and exercise such powers pertaining to the management and operation of the Corporation and any affiliates of the Corporation as may be determined from time to time by the Board of directors of the Corporation consistent with the office of the

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         Executive. Without limitation of the foregoing, the Executive shall occupy the office of Executive Vice-President, Chief Operating Officer and Chief Financial Officer, Secretary and Treasurer of the Corporation. The Executive shall:

         2.1.1 perform those duties that may reasonably be assigned to the Executive and devote substantially his full time and attention and his reasonable best efforts during normal business hours to the business and affairs of the Corporation;

         2.1.2 use his reasonable best efforts to promote the interests and goodwill of the Corporation.

2.2 The Corporation hereby recognizes that the Executive is and may, from time to time, become a member of the Board of Directors of certain companies, which will require a small amount of his working time and attention. The Executive represents that this shall not interfere with his duties as Executive Vice-President, Chief Operating Officer and Chief Financial Officer, Secretary and Treasurer of the Corporation.



3        REPORTING PROCEDURES

3.1      The Executive shall report to the Chief Executive Officer.

4        REMUNERATION

4.1 The annual base salary payable to the Executive for his services hereunder shall be $225,000.00 CAN, exclusive of bonuses, benefits and other compensation. The annual base salary payable to the Executive pursuant to the provisions of this Section 4 shall be payable in equal weekly installments in accordance with the Corporation's normal practices less, in any case, any deductions or withholdings required by law.

4.2 The Corporation shall provide the Executive with employee benefits comparable to those provided by the Corporation from time to time to other senior executives of the Corporation. Notwithstanding, the benefits provided to the Executive shall include at a minimum disability and dental coverage, annual complete physical evaluation and medical examination, indoor parking and club membership. The annual base salary shall be reviewed on an annual basis starting January 1st, 2001.

5        STOCK OPTIONS

5.1 By TouchTunes Music Corporation's (herein after "TTMC") intervention to this agreement, it is confirmed that Executive has been granted, on April 19,2000, an

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         option to purchase 745,000 shares of the common stock of TTMC at a price per share of $2.0625 USD, in conformity with the TouchTunes Music Corporation 2000 Long-Term Incentive Plan.

5.2 The term of the aforesaid options described in Section 5.2 is of 10 years, as of January 1, 2000.

5.3 Options shall vest over a three-year basis in an equal, monthly and consecutive manner starting on January 1, 2000.

5.4 In the event of a Change of Control of TTMC or of the Corporation or upon the disability or the death of Executive, all options to purchase common shares in the share capital of TTMC granted to Executive shall become immediately vested. In the event that the Change of Control results from an amalgamation, a merger or the consolidation of TTMC or the Corporation with another corporation, then Executive shall receive in substitution for all of his outstanding options to purchase common shares of TTMC, whether vested or not, securities (excluding options) of TTMC or of any amalgamated, merged, consolidated or otherwise reorganized corporation, all of which securities shall be of equivalent value and liquidity.

         For the purpose of this agreement, Change of Control shall mean that TTMC or the Corporation is amalgamated, merged or consolidated with another corporation, or that all or substantially all of the assets or more than 50% of the outstanding voting shares of TTMC or the Corporation is acquired by any other corporation or person or group of person, or La Caisse and Innovatech together cease to control more than 50% of the outstanding voting shares of TTMC or the Corporation. La Caisse shall mean La Caisse de depot et placement du Quebec and its subsidiaries and Innovatech shall mean Societe Innovatech du Grand Montreal.

5.5 Twenty per cent (20%) of all unvested options granted to Executive shall become vested upon filing of a prospectus or registration statement for an offering of shares of common stock of TouchTunes Music Corporation, the Corporation or any subsidiaries.

6        BONUS

6.1 The Executive is entitled to an annual bonus equal to 50% of his annual base salary. Said bonus shall be payable on a quarterly basis. The Board of Directors of the Corporation shall approve such bonus.

7        VACATION

7.1 The Executive shall be entitled to six (6) weeks paid vacation per fiscal year of the Corporation. Should the Executive decide not to take all the vacation to which he is


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         entitled in any fiscal year, the Executive shall be entitled to take up to three (3) of such vacation in the next following fiscal year.

8        EXPENSES

8.1 The Executive shall be reimbursed for all travel and other out-of-pocket expenses incurred by the Executive from time to time in connection with carrying out his duties hereunder.

8.2 The Corporation shall reimburse the Executive for all dues and fees necessary to maintain the membership of the Executive with the CICA and the "Ordre des comptables agrees du Quebec". The Corporation shall also reimburse the Executive for cost of training and professional development.

8.3 The Corporation shall provide the Executive with adequate support and equipment to perform his duties such as cellular phone and laptop computer and other.

9        TERMINATION

9.1 This agreement may be terminated, except for continuing obligations hereunder as at any such termination, in any of the following eventualities and with the following consequences:

         9.1.1 at any time, for Cause, on simple notice from the Corporation to Executive the whole without any other notice or any pay in lieu of notice or any indemnity whatsoever from the Corporation to Executive, and any further claims or recourse by Executive against the Corporation or its affiliates in respect of such termination; or

                  "CAUSE" shall mean cause for dismissal without either notice or payment in lieu of notice for reasons of fraud, embezzlement, gross negligence, willful and careless disregard or gross dereliction of duty, incapacity or refusal to perform employment functions due to drug use or alcohol addiction, conviction of a felony, not corrected within thirty (30) days of notice to that effect and discriminatory practices governed by statute.

         9.1.2 upon three-(3) month notice in writing from Executive to the Corporation, specifying his intention to resign, in which event the Corporation shall only be obliged to pay Executive its remuneration hereunder for such remaining part of the period specified in the notice from Executive, including bonuses, and the Corporation shall have no further obligations hereunder in the event of such resignation other than the fact that options that would have vested during this three-(3) month notice period shall continue vesting up to and including the last day of the notice period; or

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         9.1.3    Upon written notice from the Corporation to Executive in the event of termination of his employment without Cause, in which event the Corporation shall pay Executive an indemnity in lieu of notice in a lump sum equal to eighteen- (18) month of Executive's base salary at the time of termination, and the Corporation shall have no further obligations hereunder in the event of such termination. Executive shall have no further claims or recourse against the Corporation or any of its affiliates in respect of such termination, except with respect to the acceleration of the vesting of all unvested options granted to Executive that would have vested during the twelve-(12) month period following the effective date of such termination, as set forth in paragraph 10.2; or

9.2      For Disability/Death

         9.2.1 The Corporation may immediately terminate this agreement by notice to Executive if Executive becomes permanently disabled. Executive shall be deemed to have become permanently disabled in the event of any mental incapacity or physical disability of such severity that Executive shall have been unable to attend to any normal duties with the Corporation for more than nine (9) consecutive months in any year or for twelve (12) months out of any period of twenty-four (24) consecutive months during the employment period.

         9.2.2 This agreement shall terminate without notice upon the death of Executive.

9        SEVERANCE PAYMENTS

10.1 Upon termination of Executive's employment for cause or by the voluntary termination of employment of Executive as set forth in
         Section 9.1.1 and 9.1.2, Executive shall not be entitled to any severance payment other than the compensation, including bonuses, earned by Executive before the date of termination calculated pro rata up to and including the date of termination.

10.2 If Executive's employment is terminated for any reason other than the reasons set forth in Section 9.1. 1 and 9.1.2, Executive shall be entitled to receive, as a lump sum payment, an amount equivalent to eighteen (18) months of his salary at the then applicable base salary rate and, all unvested options granted to Executive that would have vested during the twelve (12) month period following the effective date of such termination shall become vested at the date of such termination.

         In the event that the Executive's employment is terminated within a twelve- (12) month period following a change of control, a merger, an amalgamation or a reorganization, such indemnity shall be equal to an amount equivalent to twenty-four (24) months of his salary at the then applicable base salary rate. In addition, all unvested options granted to Executive that would have vested during the twelve-


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         (12) month period following the effective date of such termination shall become vested at the date of such termination.

10.3 Upon termination of Executive's employment for disability or death as set forth in Section 9.2, all options to purchase common shares in the share capital of TTMC granted to Executive shall become vested immediately.

11       CONFIDENTIALITY

11.1 Executive shall not, directly or indirectly, without the specific prior written consent of the Corporation, at any time after the date hereof, divulge to any business, enterprise, person, firm, corporation, partnership, association or other entity, or use for Executive's own benefit, (i) any confidential information concerning the businesses, affairs, customers, suppliers or clients of the Corporation or its affiliates, including, without limitation, any trade secret (process, plan, form, marketing strategy, etc.), all computer programs in any form (diskette, hard disk, tape, printed circuit, etc.), all access codes to computer programs together with any plan, sketch, diagram, card, contract, bid, price list and client list relative to the Corporation's business, or (ii) any non-public data or statistical information of the Corporation or its affiliates, whether created or developed by the Corporation or its affiliates or on their behalf or with respect to which Executive may have knowledge or access (including, without limitation, any of the foregoing created or developed by Executive), it being the intent of the Corporation and Executive to restrict Executive from disseminating or using any data or information that is at the time of such use or dissemination unpublished and not readily available or generally known to persons involved or engaged in businesses of the type engaged in from time to time by the Corporation (the "Confidential Information"). For purposes of this Employment Agreement, Confidential Information shall not be deemed to include:

                  11.1.1 Information that, at the time of disclosure under this Employment Agreement or during Executive's employment, is in the public domain or that, after disclosure under this Employment Agreement or in connection with Executive's employment, becomes part of the public domain by publication or otherwise through no action or fault of Executive or any other party subject to an obligation of confidentiality;


                  11.1.2 Information that the Corporation authorizes Executive to disclose in writing; or

                  11.1.3 Information that Executive is required to disclose pursuant to a final court order that the Corporation has had an opportunity to contest prior to any such disclosure.

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11.2     This undertaking to respect the confidentiality of the Confidential
         Information and to not make use of or disclose or discuss it to or with any person shall continue to have full effect notwithstanding the termination of Executive's employment with the Corporation for a period of two (2) years following the date of such termination.

12       NON-SOLICITATION

12.1 Executive agrees that he shall not, during his employment and for a period of twelve (12) months following the termination of his employment, on his own behalf or on behalf of any person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person, solicit the employment or the engagement of or otherwise entice away from the employment of the Corporation or its subsidiaries, any individual who is employed by the Corporation or its subsidiaries at the time of the termination of Executive's employment or who was employed by the Corporation or its subsidiaries in the six-(6) month period preceding the termination of Executive's employment.

13       NON-COMPETITION

13.1 Executive agrees that during the Employment Term and for a period of twelve (12) months after Executive ceases to be employed by the Corporation, Executive shall not, directly or indirectly, for Executive's own account or as an employee, officer, director, partner, joint venture, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which Executive holds less than 5% of the outstanding shares) engage in any business or enterprise, in the United States of America, that directly or indirectly competes with the business of the Corporation, as it exists now or in the future during the Employment Term.

 14      INTELLECTUAL PROPERTY

 14.1 For the purposes of this Agreement, the term "Inventions" means ideas, designs, concepts, techniques, inventions and discoveries, whether or not patentable or protectable by copyright and whether or not reduced to practice, including but not limited to devices, processes, drawings, works of authorship, computer programs, methods and formulas together with any improvement thereon or thereto, derivative works therefrom and know-how related thereto made, developed or conceived by Executive while at the employment of the Corporation during working hours using the Corporation's data or facilities and which relates to the Corporation's areas of business.

14.2 Executive shall assign and hereby does assign all Inventions to the Corporation. Executive shall disclose all Inventions in writing to the Corporation, shall assist the Corporation in preparing patent or copyright applications for Inventions, and execute said applications and all other documents required to obtain patents or


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         copyrights for those Inventions and/or to vest title thereto in the
         Corporation, at the Corporation's expense, but for no additional consideration to Executive. In the event that the Corporation requires assistance under this Section after termination of employment, Executive shall provide such assistance at the cost and expense of the Corporation.

14.3 During the term of this Agreement or after termination, on request of the Corporation and at the cost and expense of the Corporation, Executive shall execute specific assignments in favor of the Corporation or nominees of any of the Inventions covered by this Section, as well as execute all papers and perform all lawful acts that the Corporation considers reasonably necessary or advisable for the preparation, prosecution, issuance, procurement and maintenance of patent or copyright applications and patents and copyrights for the Inventions, and for transfer of any interest Executive may have, and shall execute any and all papers and lawful documents required or necessary to vest title in the Corporation or its nominee in the Inventions.

 15      ENFORCEABILITY

 15.1 Executive agrees that, for the purposes of Sections 11 to 15, all covenants and restrictions in favor of the Corporation are also made in favor of TouchTunes Music Corporation and that the remedies provided for in this Section 15 also apply to TouchTunes Music Corporation.

 15.2 Executive hereby confirms and agrees that the covenants and restrictions pertaining to Executive contained in this agreement, including, without limitation those contained in Sections 11 to 15 hereof, are reasonable and valid.

15.3 Without limiting the remedies available to the Corporation, Executive hereby expressly acknowledges and agrees that a breach of the covenants contained in Sections 11 to 15 may result in materially irreparable harm to the Corporation for which there is no adequate remedy at law; that it will not be possible to measure damages for such injuries precisely, and that, in the event of such a breach, the Corporation shall be entitled to obtain any or all of a temporary restraining order and a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by the provisions of Sections 11 to 15 or such other relief as may be required to enforce specifically any of the covenants of Sections 11 to 15. Such proceedings shall not preclude the Corporation from claiming for damages that it has suffered.

16       RETURN OF MATERIALS

16.1 All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including lists of customers, suppliers, products and prices) pertaining to the business of the


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         Corporation or any of its affiliates and associates that may come into the possession or control of Executive shall at all times remain the property of the Corporation or such subsidiary or associate, as the case may be. On termination of Executive's employment for any reason, Executive agrees to deliver promptly to the Corporation all such property of the Corporation in the possession of Executive or directly or indirectly under the control of Executive. Executive agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property or other property of the Corporation.

17       GOVERNING LAW

17.1 This agreement shall be governed by and construed in accordance with the laws of the Province of Quebec.

18       SEVERABILITY

18.1 If any provision of this agreement, including the breadth or scope of such provision, shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

19       NO ASSIGNMENT

19.1 Executive may not assign, pledge or encumber Executive's interest in this agreement nor assign any of the rights or duties of Executive under this agreement without the prior written consent of the Corporation.

20       SUCCESSORS

20.1 This agreement shall be binding on and inure to the benefit of the successors and assigns of the Corporation and the heirs, executors, personal legal representatives and permitted assigns of Executive.

21       SURVIVAL OF COVENANTS

21.1 Insofar as any of the obligations contained in this agreement are capable of surviving termination of this agreement they shall so survive and continue to bind Executive notwithstanding the termination of the agreement for whatsoever reason.

22       COMPLETE UNDERSTANDING

22.1 Once signed, this agreement replaces all prior written and/or oral agreements between Executive and the Corporation with regard to Executive's terms of employment with the Corporation. This agreement may not be changed orally, but only in an agreement in writing signed by both parties.


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23       LEGAL ADVICE

23.1 Executive hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the execution and delivery of this agreement and that, in the event that he did not avail himself of that opportunity prior to signing this agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defense to the enforcement of his obligations under this agreement.

24       LANGUAGE

24.1 The parties hereto specifically requested that the present agreement be drawn up in English. Les parties aux presentes ont specifiquement requis que cette convention soit redigee en anglais.



                           (SIGNATURES ON PAGE 11.)




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                                                                              1.



IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first above written.




                                                 TOUCHTUNES DIGITAL JUKEBOX INC.




                                                 -------------------------------
                                                 per: Tony Mastronardi, CEO



                                                 EXECUTIVE




                                                 -------------------------------
                                                 Francois Plamondon




                                  INTERVENTION


By its intervention to this agreement, TouchTunes Music Corporation hereby agrees, after having read this agreement, to be bound by the provisions of section 5 hereof.


Signed this 2nd day of February 2001.


TOUCHTUNES MUSIC CORPORATION





---------------------------------
PER: TONY MASTRONARDI, CEO